Exhibit 10.17

Certain confidential information contained in this document, marked by [***], has been omitted because such information is both not material and is the type that the Company customarily and actually treats that as private or confidential.

COMMERCIAL PURCHASE AND SALE AGREEMENT

1.	Purchase and Sale. For and in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned buyer Bitmain Inc. or Assigns (“Buyer”) agrees to buy and the undersigned seller KEMET Foil Manufacturing LLC (FKA Cornell Dublilier, Foil, LLC) (“Seller”) agrees to sell all that tract or parcel of land, with such improvements as are located thereon, described as follows: All that tract of land known as: 5101 S. National Drive (Address) Knoxville (City), Tennessee, 37914 (Zip), as recorded in Knox County Register of Deeds Office, deed book(s), page(s), and/or instrument no. and as further described as: approximately 9.88 acres improved with a 77,678 square foot industrial building together with all fixtures, landscaping, improvements, and appurtenances, all being hereinafter collectively referred to as the “Property”, as more particularly described in Exhibit “A” or if Exhibit A is not attached as is recorded with the Register of Deeds of the county in which the Property is located and is made a part of this Commercial Purchase and Sale Agreement (“Purchase and Sale Agreement” or “Agreement”) by reference.

2.	Purchase Price. The total purchase price for the Property shall be [***] (“Purchase Price”), and is subject to all prorations and adjustments and shall be paid by Buyer at the Closing by cash, a Federal Reserve Bank wire transfer of immediately available funds, cashier’s check or certified check.

3.	Earnest Money/Trust Money. Buyer has paid or will pay within 5 business days after the Binding Agreement Date, the sum of [***] with Tennessee Valley Title (“Holder”) located at 800 S Gay St #1700, Knoxville, TN 37929 (Address of Holder). Additional Earnest Money/Trust Money, if any, to be tendered and applied as follows:

This sum (“Earnest Money/Trust Money”) is to be applied as part of the Purchase Price at Closing.

A. Failure to Receive Earnest Money/Trust Money. In the event Earnest Money/Trust Money is not timely received by Holder or Earnest Money/Trust Money check or other instrument is not honored for any reason by the financial institution from which it is drawn, Holder shall promptly notify Buyer and Seller. Buyer shall have three (3) business days after notice to deliver good funds to Holder. In the event Buyer does not timely deliver good funds to Holder, this Agreement shall automatically terminate and Holder shall notify the parties of the same. Holder shall disburse Earnest Money/Trust Money only as follows:

(a)       at Closing to be applied as a credit toward Buyer’s Purchase Price;

(b)       upon a subsequent written agreement signed by Buyer and Seller; or

(c)       as set forth below in the event of a dispute regarding Earnest Money/Trust Money.

No party shall seek damages from Holder, nor shall Holder be liable for any such damages, and all parties agree to defend and hold harmless Holder for any matter arising out of or related to the performance of Holder’s duties hereunder.

B. Disputes Regarding Earnest Money/Trust Money. In the event Buyer or Seller notifies Holder of a dispute regarding disposition of Earnest Money/Trust Money that Holder cannot resolve, Buyer and Seller agree to interplead Earnest Money/Trust Money into a court of competent jurisdiction. Holder shall be reimbursed for, and may deduct from any funds interpleaded, its costs and expenses, including reasonable attorney’s fees. The prevailing party in the interpleader action shall be entitled to collect from the other party the costs and expenses reimbursed to Holder, and upon payment of such funds into the court clerk’s office, Holder shall be released from all further liability in connection with the funds delivered.

4.	Inspection.

5.	Title.

A.	Warranties of Seller. Seller warrants that at Closing Seller shall convey good and marketable, fee simple title to the Property to Buyer, subject only to the following exceptions (“Permitted Exceptions”):

(1)	Liens for ad valorem taxes not yet due and payable.

(2)	Those exceptions to which Buyer does not object or which Buyer waives in accordance with the Title Issues and Objections paragraph below. “Good and marketable, fee simple title” with respect to the Property shall be such title:

(a)	as is classified as “marketable” under the laws of Tennessee; and

(b)	as is acceptable to and insurable by a title company doing business in Tennessee (“Title Company”), at standard rates on an American Land Title Association Owner’s Policy (“Title Policy”).

B.	Title Issues and Objections. Buyer shall have 5 days after the Binding Agreement Date to furnish Seller with a written statement of any title objections, UCC-1 or UCC-2 Financing Statements, and encroachments, and other facts affecting the marketability of the Property as revealed by a current title examination. Seller shall have 5 days after the receipt of such objections (the “Title Cure Period”) to cure all valid title objections. Seller shall satisfy any existing liens or monetary encumbrances identified by Buyer as title objections which may be satisfied by the payment of a sum certain prior to or at Closing. Except for Seller’s obligations in the preceding sentence, if Seller fails to cure any other valid title objections of Buyer within the Title Cure Period (and fails to provide Buyer with evidence of Seller’s cure satisfactory to Buyer and to Title Company), then within five (5) days after the expiration of the Title Cure Period, Buyer may as Buyer’s sole remedies: (1) rescind the transaction contemplated hereby, in which case Buyer shall be entitled to the return of Buyer’s Earnest Money/Trust Money; (2) waive any such objections and elect to Close the transaction contemplated hereby irrespective of such title objections and without reduction of the Purchase Price; or (3) extend the Closing Date period for a period of up to fifteen (15) days to allow Seller further time to cure such valid title objections. Failure to act in a timely manner under this paragraph shall constitute a waiver of Buyer’s rights hereunder. Buyer shall have the right to reexamine title prior to Closing and notify Seller at Closing of any title objections which appear of record after the date of Buyer’s initial title examination and before Closing.

6.	Closing.

A.	Closing Date. This transaction shall be consummated at the office of Tennessee Valley Title on March 12th, 2018, (the “Closing Date”) or at such other time and place(s) the parties may agree upon in writing.

B.	Possession. Seller shall deliver possession and occupancy of the Property to Buyer at Closing, subject only to the rights of tenants in possession and the Permitted Exceptions.

7.	Seller’s Obligations at Closing. At Closing, Seller shall deliver to Buyer:

(a)	a Closing Statement;

(b)	deed (mark the appropriate deed below)

☒ General Warranty Deed	☐ Special Warranty Deed
☐ Quit Claim Deed	☐ Other: ______________________________________

(c)	all documents which Seller must execute under the terms of this Agreement to cause the Title Company to deliver to Buyer the Title Policy including, without limitation, a title affidavit from Seller to Buyer and to the Title Company in the form customarily used in Tennessee commercial real estate transactions so as to enable the Title Company to issue Buyer the Title Policy with all standard exceptions deleted and subject only to Permitted Exceptions; and

(d)	evidence reasonably satisfactory to Buyer at Closing of all documents/items indicated in Exhibit “C”, if any (all documents to be delivered by Seller under this paragraph, including all documents/items indicated in Exhibit “C” are collectively “Seller’s Closing Documents”).

8.	Conditions to Closing.

9.	Costs.

A.	Seller’s Costs. Seller shall pay all existing loans and/or liens affecting the Property; the cost of recording any title curative documents, including without limitation, satisfactions of deeds to secure debt, quitclaim deeds and financing statement termination; any accrued and/or outstanding association dues or fees; fee (if any) to obtain lien payoff/estoppel letters/statement of accounts from any and all associations, property management companies, mortgage holders or other liens affecting the Property; all deed recording fees; the fees of Seller’s counsel and, if checked, ☐ all transfer taxes, otherwise Buyer is responsible for transfer taxes.

In the event Seller is subject to Tax Withholding as required by the Foreign Investment in Real Property Tax Act, (hereinafter “FIRPTA”), Seller additionally agrees that such Tax Withholding must be collected from Seller by Buyer’s Closing Agent at the time of Closing. In the event Seller is not subject to FIRPTA, Seller shall be required as a condition of Closing to sign appropriate affidavits certifying that Seller is not subject to FIRPTA. It is Seller’s responsibility to seek independent tax advice or counsel prior to the Closing Date regarding such tax matters.

B.	Buyer’s Costs. Buyer shall pay the cost of Buye’s counsel and consultants; any costs in connection with Buyer’s inspection of the Property and any costs associated with obtaining financing for the acquisition of the Property (including any intangibles tax, all deed recording fees and the cost of recording Buyer’s loan documents.)

C.	Additional Costs. In addition to the costs identified above, the following costs shall be paid by the parties hereto as indicated below:

Item to be Paid	Paid by Seller	Paid by Buyer
Survey	☐	☒
Title Examination	☐	☒
Premium for Standard Owner’s Title Insurance Policy	☐	☒
Other: ___________________________________	☐	☐
Other: ___________________________________	☐	☐
Other: ___________________________________	☐	☐

10.	Taxes and Prorations. Real estate taxes on the Property for the calendar year in which the Closing takes place shall be prorated as of 12:01 a.m. local time on the Closing Date. Seller shall be responsible (even after Closing) for paying all taxes (including previous reassessments) on the Property for the time period during which Seller owned the Property and shall indemnify the Buyer therefore. In addition, the following items shall also be prorated as of 12:01 a.m. local time on the Closing Date [Select only those that apply to this transaction; the items not checked do not apply to this Agreement]:

☒ Utilities	☒ Service Contracts	☐ Tenant Improvement Costs

☐ Rents	☐ Leasing Commissions	☐ Other: _______________________________________

☐ Other: _______________________________________		☐ Other: _______________________________________

11.	Representations and Warranties.

A.	Seller’s Representations and Warranties. As of the Binding Agreement Date and the Closing Date, Seller represents and warrants to Buyer that Seller has the right, power, and authority to enter into this Agreement and to convey the Property in accordance with the terms and conditions of this Agreement. The persons executing this Agreement on behalf of Seller have been duly and validly authorized by Seller to execute and deliver this Agreement and shall have the right, power, and authority to enter into this Agreement and to bind Seller. Seller also makes the additional representations and warranties to Buyer, if any, as indicated on Exhibit “D”.

B.	Buyer’s Representations and Warranties. As of the Binding Agreement Date and the Closing Date, Buyer represents and warrants to Seller that Buyer has the right, power, and authority to enter into this Agreement and to consummate the transaction contemplated by the terms and conditions of this Agreement. The persons executing this Agreement on behalf of Buyer have been duly and validly authorized by Buyer to execute and deliver this Agreement and shall have the right, power, and authority to enter into this Agreement and bind Buyer. Upon Seller’s request, Buyer shall furnish such documentation evidencing signor’s authority to bind Buyer.

12.	Agency and Brokerage.

A.	Agency.

(1)	In this Agreement, the term “Broker” shall mean a licensed Tennessee real estate broker or brokerage firm and, where the context would indicate, the Broker’s affiliated licensees. No Broker in this transaction shall owe any duty to Buyer or Seller greater that what is set forth in their brokerage engagements, the Tennessee Real Estate Broker License Act of 1973, as amended, and the Tennessee Real Estate Commission rules and regulations.

(2)	A Designated Agent is one who has been assigned by his/her Managing Broker and is working as an agent for the Seller or Buyer in a prospective transaction, to the exclusion of all other licensees in his/her company.

(3)	An Agent for the Seller or Buyer is a type of agency in which the licensee’s company is working as an agent for the Seller or Buyer and owes primary loyalty to that Seller or Buyer.

(4)	A Facilitator relationship occurs when the licensee is not working as an agent for either party in this consumer’s prospective transaction. A Facilitator may advise either or both of the parties to a transaction but cannot be considered a representative or advocate for either party. “Transaction Broker” may be used synonymously with, or in lieu of, “Facilitator” as used in any disclosures, forms or agreements. [By law, any licensee or company who has not entered into a written agency agreement with either party in the transaction is considered a Facilitator or Transaction Broker until such time as an agency agreement is established.]

(5)	A dual agency situation arises when an agent (in the case of designated agency) or a real estate firm (wherein the entire real estate firm represents the client) represents both the Buyer and Seller.

(6)	If one of the parties is not represented by a Broker, that party is solely responsible for their own interests, and that Broker’s role is limited to performing ministerial acts for the unrepresented party.

B.	Agency Disclosure.

(1)	The Broker, if any, working with the Seller is identified on the signature page as the “Listing Company”; and said Broker is (Select One. The items not selected are not part of this Agreement):

☒	the Designated Agent for the Seller,

☐	the agent for the Seller,

☐	a Facilitator for the Seller, OR

☐	a dual agent.

(2)	The Broker, if any, working with the Buyer is identified on the signature page as the “Selling Company”, and said Broker is (Select One. The items not selected are not part of this Agreement):

☒	the Designated Agent for the Buyer,

☐	the agent for the Buyer,

☐	a Facilitator for the Buyer, OR

☐	a dual agent.

(3)	Dual Agency Disclosure. [Applicable only if dual agency has been selected above] Seller and Buyer are aware that Broker is acting as a dual agent in this transaction and consent to the same. Seller and Buyer have been advised that:

1.	In serving as a dual agent the Broker is representing two clients whose interests are, or at times could be, different or even adverse.

2.	The Broker will disclose all adverse, material facts relevant to the transaction, and actually known to the dual agent, to all parties in the transaction except for information made confidential by request or instructions from another client which is not otherwise required to be disclosed by law.

3.	The Buyer and Seller do not have to consent to dual agency, and

4.	The consent of the Buyer and Seller to dual agency has been given voluntarily and the parties have read and understand their brokerage engagement agreements.

5.	Notwithstanding any provision to the contrary contained herein, Seller and Buyer each hereby direct Broker, if acting as a dual agent, to keep confidential and not reveal to the other party any information which could materially and adversely affect their negotiating position unless otherwise prohibited by law.

(4)	Material Relationship Disclosure. [Required with dual Agency] The Broker and/or affiliated licensees have no material relationship with either client except as follows: _________________________________. A material relationship means one of a personal, familial or business nature between the Broker and affiliate licensees and a client which would impair their ability to exercise fair judgment relative to another client.

Seller Initials _______________                        Buyer Initials

C.	Brokerage. Seller agrees to pay Listing Broker at Closing the compensation specified by separate agreement. The Listing Broker will direct the closing agency/attorney to pay the Selling Broker, from the commission received, an amount, if any, in accordance with the terms and provisions specified by separate agreement. The parties agree and acknowledge that the Brokers involved in this transaction may receive compensation from more than one party. All parties to this Agreement agree and acknowledge that any real estate firm involved in this transaction shall be deemed a third party beneficiary only for the purposes of enforcing their commission rights, and as such, shall have the right to maintain an action on this Agreement for any and all compensations due and any reasonable attorney’s fees and court costs.

13. Disclaimer. It is understood and agreed that the real estate firms and real estate licensee(s) representing or assisting Seller or Buyer and their brokers (collectively referred to as “Brokers”) are not parties to this Agreement and do not have or assume liability for the performance or nonperformance of Seller or Buyer. Buyer and Seller agree that Brokers shall not be responsible for any of the following, including but not limited to, those matters which could have been revealed through a survey, title search or inspection of the Property; the insurability of the Property or cost to insure the Property; for the condition of the Property, any portion thereof, or any item therein; for any geological issues present on the Property; for any issues arising out of Buyer’s failure to physically inspect the Property prior to entering into this Agreement and/or Closing; for building products and construction techniques; for the necessity or cost of any repairs to the Property; for hazardous or toxic materials; for the tax or legal consequences of this transaction; for the availability, capability, and/or cost of utility, sewer, septic, or community amenities; for proposed or pending condemnation actions involving the Property; for applicable boundaries of school districts or other school information; for the appraised or future value of the Property; for any condition(s) existing off the Property which may affect the Property; for the terms, conditions and availability of financing; and for the uses and zoning of the Property whether permitted or proposed. Buyer and Seller acknowledge that Brokers are not experts with respect to the above matters and that they have not relied upon any advice, representations or statements of Brokers (including their firms and affiliated licensees) and waive and shall not assert any claims against Brokers (including their firms and affiliated licensees) involving same. Buyer and Seller understand that it has been strongly recommended that if any of these or any other matters concerning the Property are of concern to them, that they secure the services of appropriately credentialed experts and professionals of Buyer’s or Seller’s choice for the independent expert advice and counsel relative thereto.

14. Destruction of Property Prior to Closing. If the Property is destroyed or substantially destroyed prior to Closing, Seller shall give Buyer prompt notice thereof, which notice shall include Seller’s reasonable estimate of: (1) the cost to restore and repair the damage; (2) the amount of insurance proceeds, if any, available for the same; and (3) whether the damage will be repaired prior to Closing. Upon notice to Seller, Buyer may terminate this Agreement within seven (7) days after receiving such notice from Seller. If Buyer does not terminate this Agreement, Buyer shall be deemed to have accepted the Property with the damage and shall receive at Closing (1) any insurance proceeds which have been paid to Seller but not yet spent to repair the damage and (2) an assignment of all unpaid insurance proceeds on the claim. Buyer may request in writing, and Seller shall provide within five (5) business days, all documentation necessary to confirm insurance coverage and/or payment or assignment of insurance proceeds.

15. Other Provisions.

A.	Exhibits, Binding Effect, Entire Agreement, Modification, Assignment, and Binding Agreement Date. This Agreement shall be for the benefit of, and be binding upon, the parties hereto, their heirs, successors, legal representatives and assigns. This Agreement constitutes the sole and entire agreement between the parties hereto and no modification of this Agreement shall be binding unless signed by all parties or assigns to this Agreement. No representation, promise, or inducement not included in this Agreement shall be binding upon any party hereto. Any assignee shall fulfill all the terms and conditions of this Agreement. It is hereby agreed by both Buyer and Seller that any real estate agent working with or representing either party shall not have the authority to bind the Buyer, Seller or any assignee to any contractual agreement unless specifically authorized in writing within this Agreement. The parties hereby authorize either licensee to insert the time and date of the receipt of notice of acceptance of the final offer and further agree to be bound by such as the Binding Agreement Date following the signatory section of this Agreement, or Counter Offer, if applicable.

B.	Survival Clause.

C.	Governing Law and Venue. This Agreement is intended as a contract for the purchase and sale of real property and shall be interpreted in accordance with the laws and in the courts of the State of Tennessee.

D.	Time of Essence. Time is of the essence in this Agreement.

E.	Terminology. As the context may require in this Agreement: (1) the singular shall mean the plural and vice versa; (2) all pronouns shall mean and include the person, entity, firm, or corporation to which they relate; (3) the feminine shall mean the masculine and vice versa; and (4) the term day(s) used throughout this Agreement shall be deemed to be calendar day(s) ending at 11:59 p.m. local time unless otherwise specified in this Agreement. Local time is to be determined by the location of the Property. All references to time are deemed to be local time. In the event a performance deadline, other than the Closing Date (as defined in paragraph six (6) herein), Day of Possession (as defined in paragraph six (6) herein), and Offer Expiration date (as defined in paragraph nineteen (19) herein), occurs on a Saturday, Sunday or legal holiday, the performance deadline shall be extended to the next following business day. Holidays as used herein are those days deemed federal holidays pursuant to 5 U.S.C. § 6103. In calculating any time period under this Agreement, the commencement day shall be the day following the initial date (e.g. Binding Agreement Date).

F.	Responsibility to cooperate. Buyer and Seller agree to timely take such actions and produce, execute, and/or deliver such information and documentation as is reasonably necessary to carry out the responsibilities and obligations of this Agreement. Except as to matters which are occasioned by clerical errors or omissions or erroneous information, the approval of the Closing documents by the parties shall constitute their approval of any differences between this Agreement and the Closing. The Buyer and Seller agree that if requested after Closing they will correct any documents and pay any amounts due where such corrections or payments are appropriate by reason of mistake, clerical errors or omissions, or the result of erroneous information.

G.	Notices. Except as otherwise provided herein, all notices and demands required or permitted hereunder shall be in writing and delivered either (1) in person, (2) by a prepaid overnight delivery service, (3) by facsimile transmission (FAX), (4) by the United States Postal Service, postage prepaid, registered or certified return receipt requested or (5) Email. NOTICE shall be deemed to have been given as of the date and time it is actually received. Receipt of notice by the real estate licensee or their Broker assisting a party as a client or customer shall be deemed to be notice to that party for all purposes under this Agreement as may be amended, unless otherwise provided in writing.

H.	Remedies. In the event of a breach of this Agreement, the non-breaching party may pursue all remedies available at law or in equity except where the parties have agreed to arbitrate. Notwithstanding the above, if Buyer breaches Buyer’s obligations or warranties herein Seller shall have the option to request that Holder pay the Earnest Money/Trust Money to Seller, which if disbursed to Seller by Holder shall constitute liquidated damages in full settlement of all claims by Seller. Such liquidated damages are agreed to by the parties not to be a penalty and to be a good faith estimate of Seller’s actual damages, which damages are difficult to ascertain. In the event that any party hereto shall file suit for breach or enforcement of this Agreement (including suits filed after Closing which are based on or related to the Agreement), the prevailing party shall be entitled to recover all costs of such enforcement, including reasonable attorney’s fees. The parties hereby agree that all remedies are fair and equitable and neither party will assert the lack of mutuality of remedies as a defense in the event of a dispute.

I.	Equal Opportunity. This Property is being sold without regard to race, color, sex, religion, handicap, familial status, or national origin.
J.	Termination by Buyer. In the event that Buyer legally and properly invokes his right to terminate this Agreement under any of the provisions contained herein, Buyer shall pay the sum of one hundred dollars ($100.00) to Seller as consideration for Buyer’s said right to terminate, the sufficiency and adequacy of which is hereby acknowledged. Earnest Money/Trust Money shall be disbursed according to the terms stated herein.

K.	Severability. If any portion or provision of this Agreement is held or adjudicated to be invalid or unenforceable for any reason, each such portion or provision shall be severed from the remaining portions or provisions of this Agreement, and the remaining portions or provisions shall be unaffected and remain in full force and effect.

L.	Construction. This Agreement or any uncertainty or ambiguity herein shall not be construed against any party but shall be construed as if all parties to this Agreement jointly prepared this Agreement.

16.	Exhibited and Addenda. All exhibits and/or addenda attached hereto, listed below, or referenced herein are made a part of this Agreement. If any such exhibit or addendum conflicts with any preceding paragraph, said exhibit or addendum shall control:

☒	Exhibit “A” Legal Description
☐	Exhibit “B” Due Diligence Documents
☐	Exhibit “C” Addition to Seller’s Closing Documents
☐	Exhibit “D” Seller’s Warranties and Representations

Exhibit “A-2” Property Condition Survey

17.	Special Stipulations. The following Special Stipulations, if conflicting with any preceding paragraph, shall control:

Remove entire “Inspection” paragraph, lines 46 - 60.

Remove entire “Survival Clause” paragraph, lines 263 - 266.

Buyer expressly acknowledges that, except as expressly provided herein, the Property is being sold and accepted AS IS, WHERE-IS, WITH ALL FAULTS, and Seller makes no representations or warranties, express or implied, with respect to the physical condition or any other aspect of the Real Property.

☐	(Mark box if additional pages are attached.)

18.	Method of Execution. The parties agree that signatures and initials transmitted by a facsimile, other photocopy transmittal, or by transmittal of digital signature as defined by the applicable State or Federal Law will be acceptable and may be treated as originals and that the final Commercial Purchase and Sale Agreement containing all signatures and initials may be executed partially by original signature and partially on facsimile, other photocopy documents, or by digital signature as defined by the applicable State or Federal Law.

19.	Time Limit of Offer. This Offer may be withdrawn at any time before acceptance with Notice. Offer terminates if not countered or accepted by 5:00 o’clock ☐ a.m./ ☒ p.m. local time on the 26th day of February, 2018.

LEGAL DOCUMENTS: This is an important legal document creating valuable rights and obligations. If you have any questions about it, you should review it with your attorney. Neither the Broker nor any Agent or Facilitator is authorized or qualified to give you any advice about the advisability or legal effect of its provisions.

NOTE: Any provisions of this Agreement which are preceded by a box “☐” must be marked to be a part of this Agreement. By affixing your sigature below, you also acknowledge that you have reviewed each page and have received a copy of this Agreement.

Buyer hereby makes this offer.

/s/ Xiaojing Guo
BUYER Xiaojing Guo		BUYER

By:		By:

Title:	General Manager	Title:

Entity:	Bitmain Inc.	Entity:

02/25/2018 at o’ clock ☐ am/ ☒ pm		at o’ clock ☐ am/ ☐ pm
Offer Date		Offer Date

Seller hereby:

☒	ACCEPTS – accepts this offer.
☐	COUNTERS – accepts this offer subject to the attached Counter Offer(s).
☐	REJECTS this offer and makes no counter offer.

/s/ Maryann Fulton
SELLER		SELLER

By:		By:

Title:	Manager	Title:

Entity:	kemet foil manufacturing llc, fka cornell Dublilier	Entity:

02/26/2018 at 4 o’clock ☐ am/ ☒ pm		at o’ clock ☐ am/ ☐ pm
Date		Date

Binding Agreement Date. This instrument shall become a “Binding Agreement” on the date (“Binding Agreement Date”) the last offeror, or licensee of offeror, receives notice of offeree’s acceptance. Notice of acceptance of the final offer was received on the _________ day of February, 2018 at ___________ o’clock by _______________________________ (Name).

For Information Purposes Only:

Baker Realty Company	Avison Young
Listing Company	Selling Company

[***]	[***]
Independent Licensee	Independent Licensee

[***]@bakerrealtycompany.com	[***]@avisonyoung.com
Licensee Email	Licensee Email

NOTE: This form is provided by TAR to its members for their use in real estate transactions and is to be used as is. By downloading and/or using this form, you agree and covenant not to alter, amend, or edit said form or its contents except as where provided in the blank fields, and agree and acknowledge that any such alteration, amendment or edit of said form is done at your own risk. Use of the TAR logo in conjunction with any form other than standardized forms created by TAR is strictly prohibited. This form is subject to periodic revision and it is the responsibility of the member to use the most recent available form.

KGIS - Property Map and Details Report

[***]

Property Condition Survey for: 5101 S National Drive

[***]